                                                                    Exhibit 3(4)

                            XENOTECH RESEARCH PTY LTD
                                 ACN 060 154 912

                                     - and -

                                  XENOTECH INC
                                       and
                           XENOTECH AUSTRALIA PTY LTD
                                 ACN 060 154 949

                                     - and -


                              ANGUS DUNCAN RICHARDS




                     ---------------------------------------

                              CONSULTANCY AGREEMENT

                     ---------------------------------------








                                Solomon Brothers
                                Solicitors
                                Level 40
                                Exchange Plaza
                                2 The Esplanade
                                PERTH  WA  6000

                                Tel:     221 5888
                                Fax:     221 5955
                                Ref:     PFF

                              CONSULTANCY AGREEMENT

THIS AGREEMENT is made the     day of                                       1995


BETWEEN

XENOTECH RESEARCH PTY LTD ACN 060 154 912 of Suite 1, 41 Walters Drive, Osborne Park in the State of Western Australia ("the Company") of the first part;

- and -

XENOTECH INC of c/- Ogilvie & Co, 1600, 407 - Second Street, S.W., Calgary, Alberta and XENOTECH AUSTRALIA PTY LTD ACN 060 154 949 of Suite 2, 41 Walters Drive, Osborne Park, Western Australia (together "the Guarantors") of the second part;

- and -

ANGUS DUNCAN RICHARDS of Unit 2, 5 Richardson Street, South Perth in the State of Western Australia, ("the Consultant") of the third part;

RECITALS

A. The Company carries on the business of invention, research, development, and licensing of a wide range of three dimensional television products and processes and related technologies ("the Business").

B. The Company is desirous of being assisted in invention, research, development, manufacture and marketing tasks with respect to the Business.

C. The Consultant carries on business, inter alia, as inventor, researcher and developer in the fields comprised in the Business.

D. The Company wishes to make use of the particular skills and abilities of the Consultant and wishes to appoint the Consultant to provide his services with respect to the Business.

NOW THIS DEED WITNESSETH AS FOLLOWS:

1.       INTERPRETATION

         1.1 In this Agreement the following expressions have the following meanings:-

                  1.1.1 "Business Plan" means the Barrington Enterprises business plan produced by Xenotech Australia Pty Ltd ("XA");

                  1.1.2 "Commencement Date" means the date this Agreement is signed;

                  1.1.3    "the Company" means Xenotech Research Pty Ltd;

                  1.1.4    "the Consultant" means Angus Duncan Richards;

                  1.1.5    "Consulting Fee" means the fee specified in clause
                           8.1;

                  1.1.6 "Deed of Compromise and Release" means the deed so named and executed contemporaneously with this Agreement by the Consultant and Xenotech;

                  1.1.7 "2D to 3D/DDC Deed of Assignment" means the deed so named and executed contemporaneously with this Agreement by the Consultant and the Company;

                  1.1.8 "2D to 3D/DDC Licence Agreement" means the deed so named and executed contemporaneously with this Agreement by the Consultant and the Company;

                  1.1.9 "Feasibility Report" means the Feasibility Study Report for XA by Systems Intellect in July 1994;

                  1.1.10 "Fully Documented" means disclosed in detail by writing, video tape or computer disc as appropriate all information held or available.

                  1.1.11 "Intellectual Property" means copyright, know-how, confidential information, concepts, expertise, proposals for commercialisation, patents, patent applications, patentable concepts, designs and trademarks;

                  1.1.12 "Related Corporation" means a corporation which is deemed to be related to the Company by virtue of
                           Section 50 of the Corporations Law;

                  1.1.13 "Samsung Prototype" means the prototype referred to in clause 2.1 of the Samsung Licence Agreement;

                  1.1.14 "Specified Services" means the services to be provided by the Consultant pursuant to this Agreement as provided in Clause 3;

                  1.1.15 "Task Completion" means the date upon which both the Consultant and the Company declare in writing that they are satisfied that the Samsung Prototype, development of the Processes to a patentable stage and the matters listed in paragraphs 3, 4 and 5 of the Schedule have all been satisfactorily completed.

                  1.1.16 "the Technologies" means the autostereoscopic three dimensional television display system under development by the Company and any improvements or alterations of any kind to that system together with all parts, attachments, accessories and any patent relating thereto and all other inventions, developments, products, processes, systems, methods, techniques and concepts referred to in the Listing Application, the Feasibility Report, the Business Plan and the Report by the Company to XA headed "Project Options and Strategies", and all developments, advances, improvements and alterations of any kind thereto together with all parts, attachments and accessories and any patent relating thereto;

                  1.1.17 "Term" shall mean the period described in Clause 4.;

                  1.1.18 "2D to 3D/DDC Upgrades" means fully documented upgrades to the technology of each of the Processes so as to keep Xenotech as far as possible at the technological forefront within the industry with respect to those technologies;

                  1.1.19 "writing" includes typewriting, printing, lithography, photography and other modes of representing or reproducing words in a visible form and "written" has a corresponding meaning;

                  1.1.20 "Xenotech" means the Company, Xenotech Australia Pty Ltd and Xenotech Inc ("XI") together;

                  1.1.21 "2D to 3D Process and DDC Process" have the meanings given in the Deed of Compromise & Release;

                  1.1.22 "the Processes" means the 2D to 3D Process and the DDC Process together

                  1.1.23 "gross annual income receipts" in clauses 8.5 and 8.6 means, subject to clause 8.14, all receipts by Xenotech in any twelve month period from the date of this deed which comprise assessable income of Xenotech for the purposes of the Income Tax Assessment Act 1936 as amended without deduction for any costs or expenses incurred by Xenotech in generating the said receipts.

         1.2 A reference in this Agreement to a party includes a reference to a party's successors and permitted assigns.

         1.3 Words and expressions denoting the singular number shall mean and include the plural and vice-versa. Any gender shall mean and include all genders.

         1.4 Words and expressions denoting individual persons shall mean and include companies and associations of persons whether or not incorporated.

         1.5 References to any statutory enactment or law shall mean and shall be construed as reference to that enactment or law as amended or modified or re-enacted from time to time and to all regulations thereunder and to the corresponding provisions of any similar enactment or law of any other relevant jurisdiction.

         1.6 References to recitals, clauses, sub-clauses, paragraphs or schedules, whether by letter or number, are references to recitals, clauses, sub-clauses, paragraphs or Schedules of this Agreement. Schedules of this Agreement are incorporated in the Agreement.

         1.7 Headings shall not affect the construction or interpretation of this Agreement.

         1.8 References in this Agreement to money are references to the currency of Australia.

         1.9 Where a day appointed or specified by this Agreement for the payment of any money falls on a Saturday, Sunday or a day appointed as a bank holiday for the whole day the day so appointed or specified shall be deemed to be the day preceding the day so appointed or specified which is not in turn a Saturday, Sunday or day so appointed as a holiday for the whole day.

         1.10 If for any reason any provision or part of any provision of this Agreement is unenforceable and cannot be construed so as to be enforceable the remaining provisions hereof or part of any provision shall nevertheless be carried into effect.

2.       APPOINTMENT OF CONSULTANT

         2.1 The Company hereby appoints the Consultant to provide the Specified Services during the Term.

         2.2      The Consultant hereby accepts such appointment.

         2.3 The Consultant shall carry out the Specified Services during the Term.

3.       SPECIFIED SERVICES

         The Consultant shall provide such services to the Company, and any Related Corporation, as the Company may from time to time direct in relation to development of the Technologies ("the Specified Services") which services shall until otherwise agreed between the parties be those services stated in the Schedule hereto under the heading "Job Description". The Company may from time to time by a director authorised by the Board give directions in writing to the Consultant in respect of the manner of provision of the Specified Services but no such direction shall invalidate or affect anything done by the Consultant prior to such a direction being given.

4.       TERM OF APPOINTMENT

         The Consultant's appointment under this Agreement shall be:

         4.1 with respect to the 2D to 3D/DDC Upgrades, for a period of 5 years commencing on the date of this Agreement;

         4.2 with respect to the Specified Services, other than 2D to 3D/DDC Upgrades, for a period commencing on the date of this agreement and ending on 18 April 1996 provided however that the period shall automatically be extended for a further 12 months from 18 April 1996 and from each succeeding anniversary of that date unless either the Company or the Consultant give to the other written notice of termination not less than sixty
                  (60) days prior to 18 April and provided further that both the Consultant and the Company shall be at liberty at the election of either of them to terminate this agreement with respect to provision of the Specified Services other than the 2D to 3D/DDC Upgrades at any time, by one months prior written notice after Task Completion.

5.       CONSULTANT RESPONSIBLE TO BOARD OF COMPANY

         The Consultant shall in all respects comply with the reasonable written directions given to him by the Company in relation to development of the Technologies.

6.       CONSULTANT TO BEHAVE DILIGENTLY

         6.1 The Consultant shall perform all of his obligations hereunder and conduct all operations in a good, professional, workmanlike and commercially reasonable manner with a standard of diligence, competence and care appropriate in the circumstances and in accordance with generally accepted practices appropriate to the activities undertaken.

         6.2      In the discharge of his duties the Consultant will:

                  6.2.1 observe and comply with all reasonable written resolutions, regulations and directions from time to time made or given by the Board of Directors of the Company or its authorised nominee director in relation to development of the Technologies;

                  6.2.2 use his best endeavours at all time to promote and develop the Business;

                  6.2.3 subject to clause 8.1 below, be free to devote his time, energy and expertise, in such manner as he sees fit provided however that any matter requiring urgent attention in order to protect the interests of the Company in relation to development of the Technologies shall be given priority over the Consultant's other interests so long as this does not cause undue hardship to the Consultant.

7.       EXCLUSIVE SERVICE

         7.1 The Consultant shall not without the written consent of the Company during the Term (including without limiting the generality of the foregoing via corporate body, trust or other entity) in any capacity engage in, or provide services to any third party engaged in, any trade, business or occupation which competes with the Business insofar as it relates to the development of the Technologies.

         7.2 Subject to clause 7.1 nothing herein contained shall prevent or be deemed to prevent the Consultant providing or agreeing to provide consulting services to any other person or entity as he herein agrees to provide to the Company or prevent the carrying on of business.

8.       REMUNERATION OF CONSULTANT

         8.1 In consideration for carrying out the Specified Services, other than the regular 2D to 3D/DDC Upgrades, for 35 hours per week, or such other hours as are mutually agreed between the parties in writing, during the first 8 months of the Term or until Task Completion and thereafter such hours per week as the Consultant considers appropriate, the Consultant shall be paid during the Term Sixty dollars ($60) per hour worked ("the Consulting Fee"). Hours worked beyond 35 hours per week require the prior written approval of the Company.

         8.2 The Consultant shall keep and submit to the Company at the end of each week daily timesheets recording the time spent by the Consultant in fulfilling his duties under this agreement such timesheets to be in such form and contain such information as the

                  Company may reasonably specify from time to time.

         8.3 The Consulting Fee shall be paid by monthly instalments in arrears by not later than seven days after the end of each calendar month.

         8.4 The Consulting Fee shall be reviewed by the parties on 18 April 1996 then annually at the expiry of each successive year of the Term and the Consulting Fee shall be increased by a percentage not less than the percentage increase in the Consumer Price Index for the previous twelve months period.

         8.5 In consideration for the services of the Consultant in providing the assistance referred to in item 5 of the Schedule with respect to the 2D to 3D Process and in using his best endeavours to provide the 2D to 3D Upgrades fully documented, the Company shall pay to the Consultant a fee of $500,000.00 ("the 2D to 3D Upgrade Fee") payable in maximum instalments of $100,000.00 per annum out of the total gross annual income receipts by Xenotech from commercial exploitation of the 2D to 3D Process ("the 2D to 3D Receipts") payable over 5 years or until such time as the total 2D to 3D Upgrade Fee has been paid in full, provided that the Consultant shall not be entitled to receive more than $100,000.00 per annum in part payment of the 2D to 3D Upgrade Fee and in the event that the 2D to 3D Receipts by Xenotech are less than $200,000.00 in any particular year, the Consultant shall be entitled to receive 50% of the amount of such receipts.

         8.6 In consideration for the services of the Consultant in providing the assistance referred to in item 5 of the Schedule with respect to the DDC Process and in using his best endeavours to provide the DDC Upgrades fully documented the Company shall pay to the Consultant a fee of $500,000.00 ("the DDC Upgrade Fee") payable in maximum instalments of $100,000.00 per annum out of the total gross annual income receipts by Xenotech from commercial exploitation of the DDC Process ("the DDC Receipts") payable over 5 years or until such time as the DDC Upgrade Fee has been paid in full, provided that the Consultant shall not be entitled to receive more than $100,000.00 per annum in part payment of the DDC Upgrade Fee and in the event that the DDC Receipts by Xenotech are less than $200,000.00 in any particular year, the Consultant shall be entitled to receive 50% of the amount of such receipts.

         8.7 Liability to pay the 2D to 3D Upgrade Fee and the DDC Upgrade Fee ("the Upgrade Fees") or any outstanding balance of the Upgrade Fees shall survive termination of this Agreement and shall continue so long as Xenotech is reasonably able to commercially exploit the 2D to 3D and DDC Processes and receives remuneration for the same.

         8.8 Xenotech shall use its best endeavours to commercially exploit the 2D to 3D and DDC Processes so as to achieve payment by the Company to the Consultant of the Upgrade Fees within 5 years from the date of this Agreement or as soon as practicable after the 5 years.

         8.9 In the event that in any particular year the 2D to 3D Receipts for that year exceed $200,000.00, the amount by which the said receipts exceed $200,000.00 shall, for the purposes of this clause, be added to and treated as part of the 2D to 3D Receipts in the following year, to which the Consultant is entitled to 50% subject to the limit of $100,000.00 per annum.

         8.10 In the event that in any particular year the DDC Receipts for that year exceed $200,000.00, the amount by which the said receipts exceed $200,000.00 shall, for the purposes of this clause, be added to and treated as part of the DDC Receipts in the following year, to which the Consultant is entitled to 50% subject to the limit of $100,000.00 per annum.

         8.11 The Company is to maintain records of all 2D to 3D Receipts and DDC Receipts and shall make those records available for inspection by the Consultant for the purpose of calculating the amount of the annual Upgrade Fees payable to him.

         8.12 Subject to the provisions of the 2D to 3D/DDC Deed of Assignment and the 2D to 3D/DDC Licence Agreement in the event that the Consultant develops improvements or alterations to the Processes the beneficial right to same is automatically vested in the Company and such improvements or alterations shall be disclosed by the Consultant to the Company fully documented as part of the 2D to 3D/DDC Upgrades.

         8.13 Payment by the Company of any part of the Upgrade Fees payable to the Consultant shall be made on a quarterly basis provided however that the Consultant shall not be entitled to receive payment of any amount greater than 50% of the 2D to 3D Receipts and the DDC Receipts in any quarter and subject to the maximum specified in clauses 8.5 and 8.6.

         8.14 Any capital funds raised primarily in relation to either the 2D to 3D or DDC processes received by Xenotech, any Related Corporation or company in which Xenotech has a relevant interest, which are in excess of those required by it for the purposes of meeting the costs reasonably expected to be incurred in developing the Process or Processes to a commercially exploitable stage, including reasonable marketing costs and a costs contingency provision of up to 10%, are deemed to form part of gross annual income receipts as defined for the purposes of this Agreement.

         8.15 Xenotech or any other entity to which Clause 8.14 applies shall produce a business plan for the purposes of any capital raising in relation to the Process or Processes. The Consultant shall be entitled to have full access, in advance of any such capital raising, to such business plan, all other documentation to be used by that entity for the purposes of that capital raising and any other documentation relevant to the determination of the costs reasonably expected to be incurred as referred to in Clause 8.14.

9.       ANNUAL LEAVE

         9.1 The Consultant shall be entitled to suspend his services for up to 4 weeks within any 12 month period during the Term accumulated at the rate of 0.416 days per 35 hours worked and to be taken at such times as may be selected by the Consultant and approved by the Company such approval not to be unreasonably withheld.

         9.2 At the discretion of the Consultant part or all of the annual period of suspension of service may be accrued from year to year up to a maximum of 12 weeks entitlement at any time and thereafter the Consultant's entitlement to any further accrued suspension of services shall, unless the Company otherwise determines, lapse.

         9.3 The Consultant shall be entitled to take no more than 8 weeks of such accumulated entitlement within any 12 month period unless the Company determines otherwise.

         9.4 The Consultant shall not be obliged to provide his services during such period as he is disabled by illness from so doing and supplies a certificate from a medical practitioner to this effect.

10.      SUPERANNUATION

         Except to the extent required by law the Company shall be under no obligation to make any contribution or provision for superannuation benefits with respect to the Consultant.

11.      CONSULTANT'S COSTS

         The Company (in addition to the Consulting Fee) shall be responsible for all reasonable travelling and accommodation costs and other reasonable out-of-pocket expenses incurred by the Consultant, with the prior written approval of the Company, in carrying out the Specified Services. It is a condition precedent to the entitlement of the Consultant to the reimbursement of each such cost that the Consultant produce to the Company vouchers receipts or other appropriate evidence of the incurring of the cost or expense. Reimbursement is to be made to the Consultant by the Company not later than 7 days after production by the Consultant of the said vouchers, receipts or other appropriate evidence of the cost incurred.

12.      CONFIDENTIAL INFORMATION

         12.1 The Consultant hereby covenants and agrees that all knowledge, experience, know-how, expertise and information relating to the Technologies ("the Trade Secrets") is valuable confidential property of the Company and the Consultant shall not, and shall ensure that no employee or agent of the Consultant shall, either during the continuance of this Agreement or for a period of 5 years thereafter, except in the proper course of his duties under this Agreement and as a director of Xenotech Inc or with the prior written consent of the Company, use or divulge to any person, and shall use his best endeavours to prevent the publication or disclosure of, any trade secret of the Company or any information concerning the Business, the Technologies or the finances of the Company or any of its dealings transactions or affairs which may come to the knowledge of the Consultant during the course of this Agreement, and shall keep such Trade Secrets and information confidential.

         12.2 The following acts shall not constitute a breach of confidence by the Consultant:

                  12.2.1 disclosure to employees or agents or sub-contractors of either party as may be necessary to effectively carry out the terms of this Agreement (the party engaging any such employee or agent or subcontractor is to take reasonable precautions against any further disclosure or non-authorised use by that employee or agent or subcontractor);

                  12.2.2 disclosure to the extent required by any law applicable to the Consultant or by any authority or regulatory body having jurisdiction over the Consultant;

                  12.2.3 disclosure to the extent that it can be shown that the material disclosed had, at the time of disclosure and through no wrongful act on the part of the Consultant, his employees or agents, already come within the public domain or had generally become known within the relevant industry.

13.      RIGHTS TO INTELLECTUAL PROPERTY

         13.1 The Consultant hereby covenants and agrees with the Company that:-

                  13.1.1 copyright in all things in relation to development of the Technologies produced by the Consultant in the course of performing the Specified Services, including without limitation information recorded on computer disc or tape, audio tape or in writing, shall vest in and become the property of the Company immediately the thing is produced;

                  13.1.2 he shall use his best endeavours to ensure that all information produced by the Consultant in the course of performance of the Specified Services and recorded on computer tape or disc shall be written in a computer language which is compatible with the computer equipment commonly used by the Company so that it may be readily accessed by the Company using computer equipment in the possession of the Company;

                  13.1.3 subject to the provisions of the 2D to 3D/DDC Licence Agreement ownership of anything falling within the definition of, or related to, the Technologies developed, conceived or acquired by any means whatsoever by or on behalf of the Consultant during the course of this Agreement shall be deemed to be immediately vested in the Company and the Consultant shall have no right or interest therein whatsoever including any right to use in any way for the benefit of the Consultant.

         13.2 The Company may, at its complete discretion, reward the Consultant as the Company deems appropriate for any invention made or other outstanding contribution to the development of the Technologies.

14.      TERMINATION BY COMPANY

         14.1 In addition to termination pursuant to clause 4.2 this Agreement may be terminated by the Company by one month's notice in writing to the Consultant if at any time during the term of this Agreement:-

                  14.1.1 the Consultant is in the reasonable opinion of the Company guilty of such grave misconduct in respect of the provision of the Specified Services that the Consultant must be deemed to have repudiated this Agreement;

                  14.1.2 the Consultant is in default under the terms of this Agreement and the Company has given the Consultant notice in writing specifying the event or events of default and the Consultant has failed to remedy such default within 21 days of receipt of the notice.

15.      TERMINATION BY CONSULTANT

         15.1 The Consultant may, in addition to termination pursuant to clause 4.2, terminate this Agreement pursuant to clause 14.1.2 as if "Company" is read as "Consultant" and vice versa.

         15.2 The Consultant may terminate this agreement forthwith in the event that XI, XA or the Company is placed into liquidation other than voluntary liquidation for the purposes of reconstructing the Xenotech Group.

16. The Company may not unreasonably restrict or hinder the Consultant in his performance of the Specified Services.

17.      UPON TERMINATION

         17.1 The Consultant shall as soon as practicable and in any event within 5 days of the date of termination of this Agreement deliver up to the Company at the address of the registered office for the Company all books, papers, audio, video and computer tapes, computer discs and other documents of whatever sort in the possession or control of the Consultant relating to the Business or the affairs of the Company and each and every other item of property of the Company. The said audio, video and computer tapes and discs shall be delivered up with all information recorded thereon as at the date of termination intact and without erasure. Provided however that with respect to those audio, video and computer tapes and discs brought into existence by the Consultant, trading as Elite Research and Development, prior to 24 June 1993 copies only are required to be delivered up.

         17.2 The Consultant's obligations and the Company's Rights specified in clauses 8.12, 8.14, 8.15, 12.1, 13.1.1, 13.1.3 and 28 shall survive termination of this Agreement.

18.      GUARANTEE

         The Guarantors in consideration for the entry by the Consultant into this Agreement hereby guarantee the performance by the Company of its obligations to the Consultant with respect to the Consulting Fee and the Upgrade Fees.

19.      ARBITRATION

         In the event of any dispute arising as to the interpretation or application of this Agreement the dispute shall be first referred to an independent arbitrator to be selected by mutual agreement between the parties. In the absence of agreement the dispute shall be referred to Queens Counsel, appointed by the President of the Law Society of Western Australia, who shall act as an arbitrator.

20.      ASSIGNMENT

         Neither the Consultant nor the Company may assign their rights and obligations or any part thereof under this Agreement without the prior written consent of all parties to the Agreement which consent shall not be unreasonably refused.

21.      PROPER LAW

         This Agreement shall be governed by and construed according to the laws of Western Australia and the parties hereby submit to the jurisdiction of any competent court of Western Australia able to entertain claims arising hereunder.

22.      COSTS

         All costs incidental to the preparation and stamping of this Agreement shall be paid by the Company.

23.      ENTIRE AGREEMENT

         This Agreement constitutes the entire Agreement between the parties hereto with respect to the subject matter hereof, and supersedes and replaces any and all prior agreements or understandings, written or oral, express or implied, between the parties hereto concerning and relating to any and all of the subjects and contents hereof.

24.      VARIATION

         This agreement shall not be changed or modified in any way except in writing executed by both the Company and the Consultant.

25.      AUTHORITY

         Subject to the provisions of this Agreement, the Consultant shall not without the consent of the Company at any time make any representation that the Consultant has authority to represent or bind the Company.

26.      NOTICES

         Any notice, offer, request, payment or demand required or permitted to be given under the Agreement shall be in writing and shall be deemed sufficiently served if delivered in person or by telex or telegraph or facsimile or sent by security postage prepaid (and air mail if sent from outside the State of the addressee) and addressed in the case of the parties to their addresses aforesaid or to the latest address a party shall have specified in a written notice given to the other party. Notices given or payments made by security post as aforesaid shall be deemed to have been given or made three (3) days after posting and in the case of telex or telegraph or facsimile will be deemed to have been given or made on the next business day in Western Australia following the day of transmission. A notice, offer, request or demand may be signed by a director, secretary, manager of or solicitor for a party giving notice.

27.      SEVERANCE

         In the event of any part of this Deed being or becoming void or unenforceable whether due to the provisions of any statute or otherwise then that part shall be severed from this Deed to the intent that all parts that shall not be or become void or unenforceable shall remain in full force and effect and be unaffected by any such severance.

28. Xenotech may not dispose of any right title or interest in the Processes to any natural person for other than arms length consideration and in relation to a Related Corporation or other entity in which Xenotech holds a relevant interest may not dispose of any such right, title or interest unless that corporation or other entity shall have first entered into a deed binding it to perform the obligations with respect to the Processes which Xenotech owes to the Consultant under this Agreement.

DULY EXECUTED as at the date of this Deed.

THE COMMON SEAL of XENOTECH                          )
RESEARCH PTY LTD                                     )
ACN 060 154 912 was hereunto affixed                 )
by authority of the Directors in the                 )
presence of:                                         )


Director:

Director/Secretary:

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XENOTECH INC

Per __________________

Per __________________



THE COMMON SEAL of                                   )
XENOTECH AUSTRALIA PTY LTD                           )
ACN 060 154 949 was hereunto affixed                 )
by authority of the Directors in the                 )
presence of:                                         )

Director:

Director/Secretary:


SIGNED BY the said                          )
ANGUS DUNCAN RICHARDS                       )
in the presence of:                         )


Witness:

Address:

Occupation:

                                       17


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                                  THE SCHEDULE

                                 JOB DESCRIPTION

TITLE:            PROJECT TECHNICAL DIRECTOR

1.       During the first eight months of the Term:

         (a) To conduct ongoing invention, into the Technologies and plan and design research and development programs and steps with respect to the Technologies.

         (b) By means of 1(a) to assist to expedite the completion of the Samsung prototype as rapidly and effectively as possible with a view to ensuring that XA can receive the $750,000 fee due to it from Samsung upon successful completion of the prototype.

         (c) By means of 1(a) to use his best endeavours to assist to expedite the research, development and commercialisation of the 2D to 3D and DDC Processes.

         (d) To monitor the work of other research staff of the Company and to provide advice and reports to the Project Manpower Manager as to research and development steps to be taken.

         (e) Within the context of 1(a) attending to the implementation of decisions of the Board of Directors of the Company in relation to the development of the Technologies.

2.       During the Term:

         (a) As requested by the Company, and provided the Consultant is given reasonable notice and that the request does not cause undue hardship to the Consultant, to conduct or assist in negotiations in order;

                  (i) to attract investment funds into, or venture partners with the Company;

                  (ii) to promote, market or sell products, know-how and licences available from the Company;

                  (iii) to contract the services of qualified staff or consultants as needed and on such terms and conditions as agreed by the Board of Directors.

         (b) To use his best endeavours to provide regular 2D to 3D/DDC Upgrades.

3. Within 2 days of the date of this deed provide to the Company in writing details of a proposal developed by the Consultant for expediting the research and development, at nominal cost to Xenotech, of the 2D to 3D Process.

4. Within 28 days of the date of this deed provide to the Company in writing a concept disclosure describing the underlying principles for the Processes, Macro 3D, 3D transmission using standard TV Bandwidth, Split Screen 3D, PQE his concept for a multiviewer autostereoscopic display system and his concept for a very compact computer-monitor sized autostereoscopic display.

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5.       To co-operate fully with the patent attorneys appointed by the Company to assist in drafting as soon as practicable the specifications in relation to the 2D to 3D Process, DDC Process, Macro 3D (as described in the Listing Application the Feasibility Report and the Business
         Plan) and split screen 3D (as described in the Report by the Company to XA headed "Project Options and Strategies") for any patentable products arising with respect to those processes.

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